Exhibit 10.1

March 5, 2012

William D. Baird

39 Washington Ave.

Bernardsville, NJ  07924

Dear Chip,

On behalf of Amicus Therapeutics, Inc. (the “Company”), I am pleased to confirm our offer to you for the position of Chief Financial Officer.  Your start date will be mutually agreed upon but no later than April 16, 2012.

Prior to the commencement of your employment, you will be required to execute the Company’s Confidentiality, Disclosure and Non-Competition Agreement.  A copy of this agreement is attached. In addition, as a condition of employment, Amicus requires a pre-employment drug screening.

In consideration for all your services to be rendered to the Company, your annual base salary will be $325,000, to be paid bi-weekly in accordance with the Company’s payroll practices. Once you agree to join Amicus, payable with your first paycheck, you will receive a sign on bonus of $40,000 minus customary deductions. Should you resign within twelve (12) months of your start date, you will be required to reimburse the Company the full amount of the sign on bonus.

As in accordance with the Company’s Management Bonus Program, upon the achievement of specific Company goals and Individual Goals, you will be eligible to receive a year end bonus target of (40%) of your base salary, minus customary deductions.  For 2012 your bonus will be calculated based upon your annualized base salary.

Upon approval by the Company’s Compensation Committee, you will receive an incentive stock option to purchase 175,000 shares of the Company’s common stock (the “Common Stock”) pursuant to a stock option agreement in form and substance acceptable to the Company The options will become exercisable over a four-year period as follows: 25% on the first anniversary of the date of grant, and the remaining 75% in equal monthly increments thereafter. The exercise price of the options will be the fair market value of the Company’s common stock on the date of grant.  Additionally, exercise of the options will be governed in accordance with the provisions of the Company’s stock option plan.

You will be eligible to participate in the Company’s health benefits program and are eligible to participate in the Company’s 401(k) as well as any other employee benefit plan(s) that are generally made available by the Company to its employees from time to time when and as the Company may make them available.

1 Cedar Brook Drive   Cranbury, NJ 08512     T: 609-662-2000   F: 609-662-2001     www.amicusrx.com

You will be eligible for fifteen (15) days paid vacation.  In addition, you will be eligible for paid Company holidays as outlined in our Holiday Policy, including the week the Company annually closes between Christmas and New Years along with two (2) floating holidays.   Vacation accrues on a monthly basis.  Because the Company expects to regularly review its benefit programs to keep them up to date and competitive, these programs are subject to periodic adjustments so that certain features may be added, modified or deleted over time.

It is important that you understand that the Company does not guarantee employment for any specific period of time.  You will be employed on an “at-will” basis.  This means that both the Company and you will have the right to terminate your employment at any time, for any reason, with or without prior notice or cause.  Neither you nor the Company will have any express or implied contract limiting your right to resign, or the Company’s right to terminate your employment, at any time, for any reason, with or without prior notice or cause.

In the event that your employment is terminated by the Company, except for “Cause” as defined below, you will be eligible to receive the following:

1. six (6) months salary continuation;

2. an additional six (6) months of option vesting;

3. in the event that your termination occurs after June 30th of the calendar year, you will be entitled to a  payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of termination; and

4. you will be entitled to a continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months, which shall commence on the date of termination and run concurrently with the period of salary continuation.

For purposes of this Agreement, “Cause” means termination for any of the following reasons: (1) willful or deliberate misconduct by you that materially damages the Company; (2) misappropriation of Company assets; (3) conviction of, or a plea of guilty or “no contest” to, a felony; or (4) any willful disobedience of the lawful and unambiguous instructions of the CEO of the Company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances.

If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within twelve (12) months of such Change in Control Event, then (i) you will be entitled to receive twelve (12) months of salary continuation, plus, in the event that the resignation for Good Reason or termination without Cause following a change in control event occurs after June 30th of the calendar year, you will be entitled to a  payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of your resignation or termination.  In addition, you will be entitled to continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months, which shall commence on the date of resignation or termination and run concurrently with the period of salary continuation, and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.

“Change in Control Event” means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sale or disposition of all or substantially all of the Company’s assets.  “Good Reason” means  (i) a material diminution in your authorities, duties, or responsibilities, or (ii) a material change in the geographic location at which you must perform services; provided, however, that you must provide the Company with notice of the existence of the Good Reason condition within ninety (90) days of its initial existence after which the Company will have a period of thirty (30) day within which it may remedy the condition and not be required to pay the severance payment; and provided, further, that any Good Reason termination must occur within two (2) years of the initial existence of the Good Reason condition.

Your right to receive severance payments pursuant to this letter agreement shall be subject to the condition that you execute a full release and waiver of all claims against the Company and related parties, in a form acceptable to the Company; provided that such payments and benefits will be paid, if ever, only on the date specified as the deadline for signing and delivering the release, (the “Release Deadline”), even if your release becomes irrevocable (i.e., you sign and deliver the release to the Company) before that date.  In the event the Release Deadline is more than thirty (30) days and you sign and deliver the release before the Release Deadline, the Company may elect to make such severance payments no earlier than thirty (30) days prior to the Release Deadline.

It is the intention of the parties that compensation paid or delivered to you by the Company either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant to you that all compensation paid or delivered to you for your services will be exempt from, or paid in compliance with, Section 409A.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit under this Agreement received or to be received by you (the “Payment”) is determined to be subject (in whole or part) to the penalties imposed by Section 409A of the Code (the “Additional Taxes”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of the Additional Taxes, you retain an amount equal to the Payment net of any applicable taxes and withholdings other than Additional Taxes.  All determinations required to be made under this provision , including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s accountants or such other certified public accounting firm designated by you and reasonably acceptable to the Company.  Any certified public accounting firm chosen by you shall provide detailed supporting calculations both to the Company and you.  Any Gross-Up Payment due under this paragraph shall be paid to you no later than December 31 of the calendar year following the calendar year in which you remit the Additional Taxes to the applicable authorities.

For the purposes of determining when amounts otherwise payable on account of your termination of employment will be paid, which amounts become due because of your termination of employment, “termination of employment” or words of similar import shall be construed as the date that you first incur a “separation from service” for purposes of Section 409A on or following termination of employment.  Furthermore, if you are a “specified employee” of a public company as determined pursuant to Section 409A as of your termination of employment, any amounts payable on account of your termination of employment which constitute deferred compensation within the meaning of Section 409A and which are otherwise payable during the first six months following your termination (or prior to your death after termination) shall be paid to you in a cash lump-sum on the earlier of (1) the date of your death and (2) the first business day of the seventh calendar month immediately following the month in which your termination occurs.

In applying Section 409A to amounts paid pursuant to this letter, any right to a series of installment payments shall be treated as a right to a series of separate payments.

In accordance with the Immigration and Naturalization Control Act, all new employees must provide documentation that they have the legal right to work in the United States.  A copy of Form I-9 and a list of the acceptable documents confirming your right to work in the United States are also attached for your convenience.

To indicate your acceptance of our offer, please sign one copy of this letter in the space indicated below and return it to Nicole Schaeffer, SVP Administration and HR by March 12, 2012.  Acceptance of this offer constitutes your agreement with all of the above terms and conditions of employment with Amicus Therapeutics, Inc., and constitutes agreement to conform to Amicus Therapeutics, Inc. rules and procedures.  By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you.

The formality of this letter notwithstanding, I extend my personal best wishes and sincere pleasure that you are joining our team.  I look forward to working with you.

Sincerely,

/s/ John F. Crowley

John F. Crowley
Chairman and CEO

I accept the offer of employment under the terms and conditions stated above.  No other promises, express or implied, have been made to me either verbally or in writing.

By:	/s/ William D. Baird
William D. Baird